Exhibit 23.2
Consent of Independent Auditors
To the Board of Directors
TeleCommunication Systems (Holdings) Ltd
We consent to the incorporation, as exhibit 99.01 in December 31, 2007 annual report on Form 10-K of TeleCommunication Systems Inc, of our report dated March 3, 2006, with respect to the consolidated balance sheet of TeleCommunication Systems (Holdings) Ltd and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2005.

/s/ James Cowper
James Cowper
Phoenix House
Bartholomew Street
Newbury
Berkshire
RG14 5QA
March 5, 2008